Exhibit 99.1

Sierra Oncology Reports Third Quarter Results

- Chk1 inhibitor SRA737 Monotherapy trial expanded to eight leading centers across the UK -

- On track to provide planned SRA737 Program Update in February 2018 -

- $107.8 million cash expected to fund current operating plans through approximately mid-2019 -

Vancouver – Nov 8, 2017. Sierra Oncology, Inc. (NASDAQ: SRRA), a clinical stage drug development company focused on advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer, today reported its financial and operational results for the third quarter ended September 30, 2017.

“During the quarter, we continued to aggressively drive the clinical program for SRA737, expanding the number of sites recruiting patients into our Monotherapy trial from three to eight leading centers across the United Kingdom. With growing investigator interest for evaluating our Chk1 inhibitor, we anticipate further expanding this trial into additional sites over the coming months. We plan to provide an update on the SRA737 development program in February 2018 and remain on track to report interim clinical results at a medical conference in the second half of 2018,” said Dr. Nick Glover, President and CEO of Sierra Oncology.

“Subsequent to the end of the quarter, we presented a poster at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics reporting on preclinical data demonstrating that sub-therapeutic, non-cytotoxic doses of gemcitabine induce replication stress and hence potentiate the anti-tumor activity of SRA737. These data support the design of our second ongoing Phase 1 clinical trial which is specifically evaluating this combination and is also proceeding as planned,” added Dr. Glover. “As we advance our two trials, we are also preparing for a potential clinical study of SRA737 in combination with a PARP inhibitor, where we see a strong biological rationale to expect synergy with Chk1 inhibition. We are also excited about the emerging evidence of biological synergy between immune checkpoint blockade and Chk1 inhibition, and we are currently designing a potential clinical study for this combination as well.”

“We continue to advance SRA141, our potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7), an emerging DDR target with exciting potential in cancer. SRA141 is currently undergoing preclinical research in preparation for an Investigational New Drug (IND) filing. Given our near-term focus on broadening the development program for our lead asset SRA737, we are evaluating when best to advance SRA141 into the clinic within the context of our current operational and capital resources,” added Dr. Glover.

“Our development program for SRA737 continues to be strongly supported by our collaboration with Cancer Research UK and the Institute of Cancer Research, the originators of SRA737. During the quarter, we also announced the formation of our new DDR Advisory Committee, consisting of leading experts in the DDR field. We recently held two Key Opinion Leader (KOL) events which featured members from our Advisory Committee who shared their insights on emerging DDR biology and the potential of Chk1 inhibition in oncology, providing further support for our programs,” concluded Dr. Glover. Recordings of the Sierra’s recent KOL events are accessible at www.sierraoncology.com/events-and-webcasts.

Third Quarter 2017 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $7.4 million for the three months ended September 30, 2017, compared to $12.3 million for the three months ended September 30, 2016. The decrease is primarily due to fees incurred in 2016 in accordance with the license agreement for SRA737: a $7.0 million upfront license fee for the exclusive license of SRA737, and a $2.0 million fee related to the successful transfer to the company of the two ongoing clinical trials of SRA737. These decreased costs were partially offset by a $3.5 million increase in clinical trial costs, third-party manufacturing costs and research and other costs related to SRA737 and SRA141. Research and development expenses included non-cash stock-based compensation of $1.0 million and $0.9 million for the three months ended September 30, 2017 and 2016.

Research and development expenses were $22.6 million for the nine months ended September 30, 2017, compared to $28.1 million for the nine months ended September 30, 2016. The decrease is primarily due to expenses incurred in 2016, including fees related to the SRA737 license agreement, a $0.9 million upfront payment for the exclusive license of SRA141, and a $2.4 million restructuring charge related to close-out expenses for PNT2258. These decreases were partially offset by increases of $4.4 million in third-party manufacturing costs and $2.4 million in research and other costs related to SRA737 and SRA141. Research and development expenses included non-cash stock-based compensation of $3.0 million and $2.6 million for the nine months ended September 30, 2017 and 2016.

General and administrative expenses were $2.8 million for the three months ended September 30, 2017, compared to $3.0 million for the three months ended September 30, 2016. General and administrative expenses were $9.2 million for the nine months ended September 30, 2017, compared to $10.8 million for the nine months ended September 30, 2016. The decrease for the nine months ended September 30, 2017 compared to the prior period was primarily due to a $1.0 million decrease in business development expenses and a $0.4 million decrease in restructuring costs as compared to 2016. General and administrative expenses included non-cash stock-based compensation of $0.5 million and $1.5 million for the three and nine months ended September 30, 2017, and $0.4 million and $1.4 million for the three and nine months ended September 30, 2016.

For the three months ended September 30, 2017, Sierra incurred a net loss of $10.0 million compared to a net loss of $15.2 million for the three months ended September 30, 2016. For the nine months ended September 30, 2017, Sierra incurred a net loss of $31.4 million compared to a net loss of $38.6 million for the nine months ended September 30, 2016.

Cash and cash equivalents totaled $107.8 million as of September 30, 2017, compared to $116.7 million as of June 30, 2017, and $109.0 million as of December 31, 2016. The company believes that its existing cash and cash equivalents will be sufficient to fund current operating plans through approximately mid-2019.

At September 30, 2017, there were 52,268,443 shares of common stock issued and outstanding, and stock options to purchase 7,685,449 shares of common stock issued and outstanding.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer. Our lead drug candidate, SRA737, is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of important cell cycle checkpoints and central mediator of the DDR network. SRA737 is currently being investigated in two Phase 1 clinical trials in patients with advanced cancer: a monotherapy study evaluating SRA737 in patients with tumors identified to have genetic aberrations hypothesized to confer sensitivity to Chk1 inhibition via synthetic lethality, and a study evaluating the combination of SRA737 potentiated by low-dose gemcitabine. Sierra is also preparing for potential clinical studies of SRA737 in combination with other agents where there is a strong biological rationale for synergy with Chk1 inhibition, such as immune oncology therapeutics, and other DDR inhibitors including PARP inhibitors.

Sierra Oncology is also advancing SRA141, a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7) undergoing preclinical development. Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types. For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s market and industry position, cash flows and funding status, expectations from current data, anticipated clinical development and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, SRA737 and SRA141 are at early stages of development and may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of SRA737 or SRA141, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Contact:

James Smith

Vice President of Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$107,824	$109,007
Prepaid expenses and other current assets	1,745	1,343

Total current assets	109,569	110,350
Property and equipment, net	183	400
Other assets	313	223

TOTAL ASSETS	$110,065	$110,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$5,832	$5,121
Accounts payable	458	2,604

Total current liabilities	6,290	7,725

TOTAL LIABILITIES	6,290	7,725

STOCKHOLDERS’ EQUITY:
Common stock	52	30
Additional paid-in capital	717,201	685,272
Accumulated deficit	(613,478)	(582,054)

TOTAL STOCKHOLDERS’ EQUITY	103,775	103,248

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$110,065	$110,973

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$7,405	$12,323	$22,607	$28,074
General and administrative	2,778	2,960	9,207	10,768

Total operating expenses	10,183	15,283	31,814	38,842

Loss from operations	(10,183)	(15,283)	(31,814)	(38,842)
Other income	225	88	506	259

Loss before provision for income taxes	(9,958)	(15,195)	(31,308)	(38,583)
Provision for income tax	37	14	108	36

Net loss	$(9,995)	$(15,209)	$(31,416)	$(38,619)

Net loss per share, basic and diluted	$(0.19)	$(0.50)	$(0.64)	$(1.28)

Weighted-average shares used in computing net loss, basic and diluted	52,268,443	30,331,616	49,080,049	30,198,134

Contact:

James Smith

Vice President of Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com